Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of each Investment Division within Jackson National Separate Account I dated March 29, 2018, included herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. Chicago, Illinois August 6, 2018

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568 Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Subsidiaries: We consent to the use of our report on the financial statements of Jackson National Life Insurance Company and Subsidiaries, dated March 8, 2018, included herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement. Columbus, Ohio August 6, 2018 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.